Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of U.S. Well Services, Inc. on Form S-3, of our report, dated March 26, 2018 (which includes an explanatory paragraph relating to the Matlin and Partners Acquisition Corporation ability to continue as a going concern), relating to the balance sheets of Matlin and Partners Acquisition Corporation as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2017, and for the period from March 10, 2016 (inception) to December 31, 2016. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

December 3, 2018